  Exhibit 99.1

ImageWare® Systems Closes $8.9 Million Preferred Stock
Private Placement and Approximately $6.9 Million
Debt Conversion into Equity

San Diego, CA, September 12, 2018 – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in mobile and cloud-based, multi-factor, multi-modal biometric identity management solutions, today announced that it has completed a private placement of $8.9 million of the Company’s newly designated Series C Convertible Preferred Stock, with four new institutional investors. Shares of Series C Preferred will accrue dividends at a rate of 8% per annum if paid in cash or 10% per annum if paid in shares of the Company’s common stock, and are convertible into shares of the Company’s common stock at a conversion price of $1.00 per share.

Northland Capital Markets acted as the exclusive placement agent for the Series C Financing. Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

Concurrently with the Series C Financing, holders of approximately $6.9 million of unsecured debt converted their debt, which amount includes all accrued and unpaid interest thereon, into 6,897 shares of the Company’s existing Series A Convertible Preferred Stock. The Company’s Board of Directors also declared a dividend for the holders of the Series A Preferred, pursuant to which each holder of Series A Preferred will receive a warrant to purchase approximately 40 shares of the Company’s common stock for every share of Series A Preferred held, which warrant is only exercisable concurrently with conversion of outstanding shares of Series A Preferred.

Jim Miller, Chairman and CEO of ImageWare stated, “We are extremely pleased with the financial commitment that our new investors and our existing debt holders have shown in support of the Company’s efforts through this financing and debt conversion. The proceeds from the Series C Financing will enable us to expand our sales and marketing efforts.”

About ImageWare® Systems, Inc.
ImageWare Systems, Inc. is a leading developer of mobile and cloud-based identity management solutions, providing patented biometric authentication solutions for the enterprise. Biometric technology uses unique physical characteristics to authenticate a person’s identity. The Company delivers next-generation biometrics as an interactive and scalable cloud-based solution. ImageWare brings together cloud and mobile technology to offer multi-factor authentication for smartphone users, for the enterprise, and across industries.

ImageWare’s products support multi-factor, multi-modal biometric authentication including, but not limited to, any individual use or combination of face, voice, fingerprint, iris, palm, and more. All the biometrics can be combined with or used as replacements for authentication and access control tools, including tokens, digital certificates, passwords, and PINS, to provide the ultimate level of assurance, accountability, and ease of use for corporate networks, web applications, mobile devices, and PC desktop environments.

ImageWare is headquartered in San Diego, California, with offices in Portland, Oregon; Ottawa, Ontario; and Mexico City, Mexico. To learn more about ImageWare, visit https://iwsinc.com/ and follow us on Twitter, LinkedIn, YouTube, and Facebook.

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500 harvey@bibimac.com